                                   THIRD AMENDMENT
                              TO EMPLOYMENT AGREEMENT


     THIS AGREEMENT (this "Agreement") is made and entered into effective as of the 25th day of February, 1998, by and between Oxboro Medical International, Inc., a Minnesota corporation (the "Company"), and Larry A. Rasmusson ("Rasmusson").

                                      RECITALS

     WHEREAS, the Company and Rasmusson have entered into an Employment Agreement as of April 1, 1993 and, subsequently, entered into a First Amendment to Employment Agreement as of December 21, 1993, and Employment Agreement as of January 4, 1996, and a Second Amendment to Employment Agreement as of October 1, 1997 (the "Employment Agreement");

     WHEREAS, the Employment Agreement provides at Section V(b)(iii) that, in the event there is a Change in Control of the Company and in the further event that Rasmusson terminates the Employment Agreement for Good Reason, as defined in the Employment Agreement, the Company shall have to pay severance pay compensation to Rasmusson in a lump sum, in cash, on the fifth day following the Date of Termination, in an amount equal to two and one-half (2 1/2) times Rasmusson's "annualized includable compensation for the base period" (as defined in Section 280G(d) of the Internal Revenue Code of 1986, as amended);

     WHEREAS, the severance obligation represents a substantial economic burden to the Company and, if triggered, would test, if not threaten, the ability of the business to continue in the ordinary course;

     WHEREAS, the Company and Rasmusson desire to amend the Employment Agreement to eliminate the severance pay obligation pursuant to the terms and conditions set forth below:

                                 TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the parties hereto agree as follows:

          1. ISSUANCE OF SHARES IN CONSIDERATION OF ELIMINATION OF SEVERANCE COMPENSATION OBLIGATIONS. Subject to the terms and conditions hereinafter set forth and in consideration of the deletion of Section V(b)(iii) of the Employment Agreement entitled "Severance Compensation Upon Termination of Contract," the Company hereby issues to Rasmusson a total of 360,000 shares of Common Stock of the Company ("Shares"). The Company concurrently herewith has deposited with Norwest Bank, Minnesota, as its Escrow Agent, all of the Shares issued hereunder, duly endorsed for transfer in compliance with the terms of this Agreement, pursuant to the Escrow Agreement attached hereto and made a part hereof. For purposes of this Agreement,

     "Escrow Agent" shall mean Norwest Bank, or such other person or entity as may be designated by the Company and Rasmusson to act as its escrow agent under the terms of this Agreement.

          2. TERM OF ESCROW. Except as otherwise provided herein, the term during which the Shares may be released to Rasmusson hereunder, or to his estate as the case may be, shall commence on the date hereof and shall expire on midnight, February 1, 2002. The death of Rasmusson during the term of the escrow shall not terminate the Escrow. Any Share Release Criteria (as defined in paragraph 3) attained after Rasmusson's death and the Shares released pursuant thereto shall inure to the benefit of Rasmusson's heirs, legal representatives, devisees, successors and assigns.

          3. SHARE RELEASE CRITERIA. In consideration of the achievement of certain performance criteria by Rasmusson, the Escrow Agent shall be instructed and authorized to deliver said Shares to Rasmusson (or to his estate, as the case may be) as set forth below:


                                                          Release           No. of Shares
                     Performance Criteria                  Date             to be Released
               -----------------------------------     ------------         --------------
          a.   Oxboro Outdoors, Inc. Net Sales         Feb. 1, 1999             90,000
               increase of 50% compared to 1997
               FYE Net Sales and 1998 FYE EPS
               for the Company of at least $0.10
               or 1998 FYE closing market value
               of $3.00/share

          b.   Oxboro Outdoors, Inc. Net Sales         Feb. 1, 2000             90,000
               increase of 50% compared to 1998
               FYE Net Sales and 1999 FYE EPS for
               the Company of at least $0.20 or
               1999 FYE closing market value of
               $3.50/share

          c.   Oxboro Outdoors, Inc. Net Sales         Feb. 1, 2001             90,000
               increase of 50% compared to 1999
               FYE Net Sales and 2000 FYE EPS for
               the Company of at least $0.30 or
               2000 FYE closing market value of
               $4.00/share

          d.   Oxboro Outdoors, Inc. Net Sales         Feb. 1, 2002             90,000
               increase of 50% compared to 2000
               FYE Net Sales and 2001 FYE EPS for
               the Company of at least $0.40 or
               2001 FYE closing market value of
               $5.00/share

          For purposes of this Agreement, an achievement of the Share Release Criteria as of a certain date would entitle Rasmusson to receive the specified number of Shares as provided above. Except as otherwise provided herein, Shares not acquired prior to the termination of the Escrow shall be released to Rasmusson on the first business day following the termination of the Escrow Agreement.


          4. EXTRAORDINARY EVENTS. The Company and Rasmusson agree that there may be extraordinary events in the course of the Company's business which could reduce the earnings per share and/or market value set forth above. Such events may result from steps voluntarily undertaken by the Company and/or Rasmusson in the best interest of the shareholders, either short term or long term, but may prevent the Company from achieving the earnings per share set forth in Paragraph 3, above, and/or may not be perceived, at least on an immediate basis, as adding value to the shares, such as the investments by the Company in Oxboro Outdoors, Inc., a wholly owned subsidiary of the Company, in prior years. Such events could include, but are not limited to, further investment in Oxboro Outdoors, Inc. or another subsidiary or business activity, an acquisition requiring shares and/or capital of the Company, the acquisition of a product or product lines for either the Company or Oxboro Outdoors, Inc., a material business venture, and/or issuing additional shares for extraordinary purposes which would dilute or lower the earnings per share of the Company, and similar kinds of events. The parties hereto agree that such events will be considered to be extraordinary and the performance criteria set forth in Paragraph 3, above, will be adjusted to account for the extraordinary financial impact such events would otherwise have had on the performance criteria.

          5. RISK OF FORFEITURE. The Shares to be released to Rasmusson under the terms of this Agreement are conditioned upon the performance of services and the attainment of certain designated criteria during the term of the Escrow. If Rasmusson terminates his employment for other than good reason attributable to the Company, then all unreleased Shares shall be forfeited by Rasmusson and shall revert to the Company.

          6. DEFERRAL OF SHARE RELEASE. Prior to each fiscal year end during the escrow term, Rasmusson may elect to defer the receipt of the Shares until (a) the termination of this Escrow or (b) twelve (12) months from the attainment of the specified Share Release Criteria, whichever option Rasmusson elects to choose.

          The election to defer the receipt of said Shares must be made in writing by Rasmusson and delivered to the Company and to the Escrow Agent prior to each fiscal year end.

          7. RIGHTS WITH RESPECT TO VOTING AND DISTRIBUTIONS. Rasmusson shall be entitled to vote the Shares held by the Escrow Agent hereunder, including all Shares which (a) have not yet been awarded to Rasmusson because said Share Release Criteria described in Paragraph 3 above have not been attained, or (b) the receipt of which has been deferred by Rasmusson under Paragraph 6 above.

          During the term of this Agreement, any cash dividends paid with respect to the escrowed Shares held hereunder shall be paid to the Escrow Agent and shall only be released by the Escrow Agent to Rasmusson when the Shares to which the cash dividends relate are, in fact, received by Rasmusson under the terms of this Agreement.

          8. ACCELERATION OF RELEASE OF SHARES. In the event the Company sells all or substantially all of its assets, in the event of a tender offer for more than 30% of the Company's outstanding shares of Common Stock, in the event of a change in control of the Company's Board of Directors, as defined in the Employment Agreement, in the event of the termination of the Employment Agreement by the Company without good cause or in the event of termination of the Employment Agreement by Rasmusson for good cause attributable to the Company, prior to the expiration of the terms of the Escrow, then the Company shall instruct the Escrow Agent to deliver to Rasmusson all Shares of Common Stock of the Company subject to this Agreement, including (a) all Shares previously deferred by Rasmusson under Paragraph 6 and (b) all unreleased Shares.

          9. DELIVERY OF SHARES. The Escrow Agent shall only deliver Shares held by it under this Agreement upon (a) receiving written notice from the Board of Directors of the Company that either (i) the requirements for the specific Share Release Criteria have been satisfied or (ii) an event described in Paragraph 8, above, has occurred, or (b), if the Board of Directors fails to provide written notice by the end of the fiscal quarter following the quarter in which the release criteria or the event has occurred, then upon receiving a copy of (i) the Company's Form 10-KSB with respect to the achievement of Share Release Criteria for the fiscal year just ended or (ii) the Company's Form 8-KSB with respect to an event described in Paragraph 8, above, or (c) the term of the Escrow has expired. Said written notice must specify the number of Shares to be delivered to Rasmusson and that the Escrow Agent is authorized to transfer such Shares to Rasmusson. In the event of a dispute as to whether one or more of the Share Release Criteria described in Paragraph 3 been attained, the parties agree that said dispute shall be resolved pursuant to the terms and conditions of Paragraph 15 hereafter. In the event that the Company and Rasmusson engage in arbitration regarding the Company's failure to provide notice or the Company's contest with respect to the release of Shares and the arbitrator finds in favor of Rasmusson with respect to such failure or contest, then all Shares shall be released to Rasmusson within five (5) business days of such finding upon the Escrow Agent's receipt of a certified copy of such finding.

          10. SCOPE OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors in interest, whether by sale, merger, consolidation, liquidation, or otherwise, and (b) Rasmusson and his heirs, successors, legal representatives, devisees and assigns.

          11. RECAPITALIZATION. Subject to the risk of forfeiture under this Agreement, the Shares held by the Escrow Agent hereunder are duly authorized and issued shares of Common Stock of the Company. In the event of an increase or decrease in the number of Shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of Shares affected without receipt of consideration by the Company, the number of shares reserved for awarding to Rasmusson under this Agreement shall be adjusted to reflect such change.

          12. INVESTMENT PURPOSE IN ACQUIRING THE SHARES. Rasmusson and the Company acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state or foreign jurisdiction and will be issued to Rasmusson in reliance on exemptions from the registration requirements of the Act and of applicable state securities law. Rasmusson is acquiring the Shares for his own account for investment purposes only and not with a view to their resale or distribution.

          13. COMPLIANCE WITH SECURITIES ACT. Rasmusson agrees that if the Shares awarded under this Agreement or any part thereof are sold or distributed in the future, Rasmusson shall sell or distribute them pursuant to the requirements of the Act and of appropriate state securities laws.

          14. RESTRICTIVE LEGEND. Rasmusson agrees that the Company may place on the certificates representing the Shares a restrictive legend containing substantially the following language:


               The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, have not been registered under the securities laws of any state or foreign jurisdiction, and are subject to an investment letter. They may not be sold, offered for sale or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under the applicable state securities laws, or an opinion of counsel for the Company that such transaction does not require registration under the Act or applicable state securities laws.

          15. ARBITRATION. Any controversy or dispute arising under the terms of this Agreement shall be determined by arbitration in Minneapolis, Minnesota, according to the then current Rules and Regulations of the American Arbitration Association and the decision of the arbitrator or arbitrators shall be final and binding upon all parties and may be entered as a final judgment in any court of competent jurisdiction. The costs and arbitrators fees shall be divided equally between the Company and Rasmusson.

          16. NOTICES. All notices required under this Agreement shall be given in writing and shall be sufficiently given if delivered to the addressee in person or, if mailed, by certified mail, return receipt requested, and addressed as follows:


          If to Company:      The Board of Directors
                              Oxboro Medical International, Inc.
                              13828 Lincoln Street NE
                              Ham Lake, Minnesota  55304

          If to Rasmusson:    Larry A. Rasmusson
                              1485 - 139th Lane N.W.
                              Andover, MN  55304

          If to Escrow Agent:
                              ----------------------------
                              Norwest Bank
                              ----------------------------
                              ----------------------------

          Any notice shall be deemed effective (i) when delivered if delivered personally and (ii) five (5) days after deposit in the mail, return receipt requested.

          17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

          18. RELEASE OF ESCROW AGENT. Rasmusson and the Company agree that the Escrow Agent assumes no liability for and is expressly released from any claim or claims in connection with, but not limited to, its reception, retention or delivery (or redelivery, as the case may be) of any Shares of the Company subject to this Agreement. Rasmusson and the Company, jointly and severally, agree to indemnify and hold harmless the Escrow Agent from any and all claims that arise in connection with this Agreement including, but not limited to, its reception, retention, or delivery (or redelivery, as the case may be) of any Shares subject to this Agreement.

          19. ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto, sets forth all (and is intended by all parties to be an integration of all) of the agreements, conditions and understandings among the parties hereto with regard to all matters set forth herein, and there are no promises, agreements or understandings, oral or written, express or implied, between them other than as set forth or incorporated herein.

     All other terms and conditions of the Employment Agreement, as amended, shall remain unchanged, subject to future amendment by written agreement of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


COMPANY:                                     RASMUSSON:

OXBORO MEDICAL
INTERNATIONAL, INC.

                                             /s/ Larry A. Rasmusson
                                             ------------------------------
By  /s/ Dennis L. Mikkelson                  Larry A. Rasmusson
  ---------------------------------
  Its Secretary and Director
     ------------------------------